EXHIBIT 99.1

Rubicon Technology Closes $25 Million Secured Revolving Credit Facility

Bensenville, Ill – January 3, 2013 – Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today announced the closing of a three year $25 million secured revolving credit facility with Silicon Valley Bank.

“This undrawn credit facility bolsters Rubicon’s strong liquidity position,” said William Weissman, Chief Financial Officer of Rubicon Technology. “We believe it is prudent to establish this additional financial flexibility for the future,” he concluded.

Rubicon currently has no debt. The terms and conditions of the credit facility will be described in the company’s filings with the Securities and Exchange Commission.

About Rubicon Technology

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at www.rubicon-es2.com.

Contact:

Rubicon Technology, Inc.

Dee Johnson, 847-457-3426

Vice President, Investor Relations